                                                                    EXHIBIT 12.1

                             CKE RESTAURANTS, INC.

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (NOTE A)

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                         FORTY WEEKS ENDED
                                                                                          NOVEMBER, (NOTE
                                             FISCAL YEAR ENDED JANUARY, (NOTE B)                C)
                                       -----------------------------------------------   -----------------
                                        1989      1990      1991      1992      1993      1992      1993
                                       -------   -------   -------   -------   -------   -------   -------
Earnings (loss) before income taxes
  and cumulative effect of change in
  accounting principle...............  $32,047   $ 7,474   $18,765   $18,851   $(7,304)  $10,336   $ 5,703
Add:
  Interest expense...................   15,708    19,271    18,726    16,937    13,719    11,314     8,010
  Interest portion of rentals........    6,937     8,212     8,616     9,621    10,682     8,261     8,800
Less:
  Interest capitalized during the
     period..........................     (345)     (685)     (201)     (234)      (89)      (89)      (19)
                                       -------   -------   -------   -------   -------   -------   -------
Earnings available for fixed
  charges............................  $54,347   $34,272   $45,906   $45,175   $17,008   $29,822   $22,494
                                       -------   -------   -------   -------   -------   -------   -------
                                       -------   -------   -------   -------   -------   -------   -------
Fixed charges:
  Interest expense...................  $15,708   $19,271   $18,726   $16,937   $13,719   $11,314   $ 8,010
  Interest portion of rentals........    6,937     8,212     8,616     9,621    10,682     8,261     8,800
                                       -------   -------   -------   -------   -------   -------   -------
                                       $22,645   $27,483   $27,342   $26,558   $24,401   $19,575   $16,810
                                       -------   -------   -------   -------   -------   -------   -------
                                       -------   -------   -------   -------   -------   -------   -------
Ratio of earnings to fixed charges...     2.40      1.25      1.68      1.70      0.70      1.52      1.34
                                       -------   -------   -------   -------   -------   -------   -------
                                       -------   -------   -------   -------   -------   -------   -------

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(A) The table above sets forth the ratio of earnings to fixed charges for
    Enterprises on an historical basis which, for accounting purposes only, upon consummation of the Merger, is considered the predecessor entity to the Company.

(B) The Company utilizes a 52 or 53 week accounting period that ends on the last Monday of January each year. Fiscal 1989 included 53 weeks of operations and ended on Janaury 30, 1989. Fiscal years 1990, 1991, 1992 and 1993 included 52 weeks of operations and ended on January 29, 1990, January 28, 1991, January 27, 1992 and January 25, 1993.

(C) The first three quarters of fiscal 1993 and 1994 were comprised of the forty-week periods ended November 2, 1992 and November 1, 1993.

(D) The ratio of earnings to fixed charges is expressed as the ratio of income before income taxes and cumulative effect of change in accounting principle plus fixed charges to fixed charges. Fixed charges consist principally of interest expense and the interest component of rental expense.